                                                                      Exhibit 23

                        Consent of Independent Auditors

The Board of Directors
Markel Corporation

We consent to incorporation by reference in registration statements No. 33-28921, No. 333-38062 and No. 33-61598 on Form S-8 and No. 333-52544 on Form S-3
of Markel Corporation of our report dated January 31, 2001, relating to the consolidated balance sheets of Markel Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive income(loss), changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Markel Corporation.

Richmond, Virginia
March 27, 2001